Exhibit 10.1

Sabine Oil & Gas LLC	1415 Louisiana Street, Suite 1600, Houston, TX 77002
Main: 832-242-9600 Fax: 832-242-9560

December 12, 2014

Michael Magilton

Dear Michael,

Sabine Oil & Gas LLC (“Sabine”) is very pleased to offer you the position of Senior Vice President and Chief Financial Officer with Sabine.  You will report to David Sambrooks, Chief Executive Officer.  As you know, Sabine and Forest Oil Corporation (“Forest”) have entered into an agreement to combine our businesses (the “Combination”). Sabine and its affiliates (“we”) believe you will be a key contributor and we would like you to continue as Senior Vice President and Chief Financial Officer of the combined company (the “Company”) following a closing of the Combination (the “Closing”).

Although this letter does not provide a comprehensive detailed listing of your compensation and benefits, the general terms are noted below.

Bi-Weekly Salary:	$11,923.08 (annual equivalent of $310,000).

Office Location:	Houston, Texas

Annual Target Bonus:

Your target bonus shall be 60% of base salary. The Annual Bonus is discretionary and will be subject to the achievement of individual and company performance objectives established from time to time by the Compensation Committee of Sabine or the Company, as applicable, (the “Compensation Committee”) in its sole discretion.  You will be eligible for a bonus payout in 2015 based on 2014 performance if you commence employment on or before October 1, 2014 (prorated based on the number of days in 2014 that you were employed by Sabine or the Company). If you commence employment after October 1, 2014, you will be eligible for a bonus payout in 2016 based on 2015 performance.

Sign-On Long Term Incentive Award:

Shareholders of Forest approved the Forest Oil Corporation 2014 Long Term Incentive Plan (the “LTIP”) which will become effective immediately prior to the Closing. Upon the Closing, we will (or will cause the Company to) recommend to the Compensation Committee that a grant be made to you under the LTIP as soon as practicable following the Closing (the “Award”). The recommended Award will be no less than 600,000 shares of restricted stock of the Company (subject to appropriate adjustment for any stock splits or other corporate actions affecting shares granted pursuant to the Award, consistent with the terms of the LTIP). We plan to make this recommendation to the Compensation Committee following the Closing. We will (or will cause the Company to) recommend to the Compensation Committee that the Award will vest in one-fourth increments on each of the first four anniversaries of the date of grant of the Award, subject to your continued employment by the Company on each such anniversary. The Award will be subject to the approval of the Compensation Committee and subject to the terms of the award agreement pursuant to which the Award is granted and the terms of the LTIP, as in effect from time to time. You will also be eligible to receive additional awards under the LTIP in the future, subject to the discretion and approval of the Compensation Committee.

Paid Time Off:

You will be eligible for 4 weeks of paid time off on an annual basis, prorated in 2014 for the number of days in 2014 during which you are employed by Sabine or the Company. You will also be eligible to take up to 7 paid sick days on an annual basis.

Benefits, Retirement and Perquisites:

You will be eligible to participate in medical, dental and vision insurance plans sponsored by Sabine or the Company. Further, you will be eligible to participate in Sabine or the Company’s 401(k) plan and Sabine or the Company will match your contributions up to 6% of all eligible compensation (subject to change based Internal Revenue Service rules and regulations). Finally, Sabine or the Company will subsidize a membership to a health club facility of your choice up to a maximum of $750 per month, subject to change or elimination at the discretion of the Company.

Any payments made to you pursuant to this letter are subject to standard withholding and deductions. You acknowledge and agree that neither Forest, Sabine, the Company nor any of their affiliates, officers, or agents makes or has made any representation about the tax consequences of any payments or benefits offered to you under this letter. The amounts and benefits provided pursuant to this letter are intended to comply with the short term deferral exception to Section 409A of the Internal Revenue Code (the “Code”), set forth in Treas. Reg. §1.409A-1(b)(4), and shall be interpreted accordingly. To the extent that any in-kind benefits or reimbursements pursuant to this letter are taxable to you and constitute deferred compensation subject to Section 409A of the Code, any reimbursement payment due to you will be paid on or before the last day of your taxable year following the taxable year in which the related expense was incurred.  In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that you receive in one taxable year shall not affect the amount of such benefit and reimbursements that you receive in any other taxable year.

This letter shall be construed, interpreted, and the rights of the parties determined in accordance with the laws of the State of Texas (without regard to the conflicts of laws principles thereof) and applicable Federal law.

This letter does not affect the at-will employment relationship between you and Sabine or the Company. Either you or Sabine or the Company, as applicable, may terminate your employment at any time and for any reason, with or without Cause or notice.

Your employment is contingent on successful completion of background check and pre-employment drug testing.

Michael, we are excited about working with you. If you have any questions, please contact me at (832) 242-9600.

Sincerely,

/s/ David Sambrooks
David Sambrooks
Chief Executive Officer
Sabine Oil & Gas LLC

Please indicate your acceptance of the above offer of employment by your signature, and return one copy of the signed letter to Yamoria Miller by December 18, 2014. Thank you.

/s/ Michael Magilton	December 15, 2014
Michael Magilton	Date